NEWS RELEASE                                       FREMONT GENERAL
--------------------------------------------------------------------------------
                                                   2020 SANTA MONICA BOULEVARD
                                                   SANTA MONICA, CA 90404
                                                   TEL (310)315-5500
                                                   FAX (310)315-5599







         FREMONT GENERAL REPORTS A 82% INCREASE IN QUARTERLY NET INCOME
             FROM CONTINUING OPERATIONS AND DECLARES A 25% INCREASE
                            IN COMMON STOCK DIVIDEND




     (SANTA MONICA, CALIFORNIA) - October 29, 2003 - Fremont General Corporation (the "Company") reported net income from continuing operations of $55,493,000 for the third quarter of 2003. This represents an increase of 82%, as compared to net income from continuing operations of $30,496,000 for the third quarter of 2002. Diluted net income per share from continuing operations was $0.73 for the third quarter of 2003, as compared to $0.41 per share for the third quarter of 2002.

     Net income from continuing operations for the first nine months of 2003 was $143,856,000, as compared to $72,091,000 for the first nine months of 2002. Diluted net income per share from continuing operations was $1.91 for the first nine months of 2003, as compared to $1.00 per share for the first nine months of 2002.

     The Company's stockholders' equity per share was $7.85 at September 30, 2003. As of October 29, 2003, the holding company had approximately $99 million in cash and short-term investments.

     The Company's Board of Directors declared a quarterly cash dividend of $0.05 cents per share on its common stock, payable January 30, 2004 to shareholders of record on December 31, 2003. This represents a 25% increase over the previous quarter's dividend. The declaration of the quarterly dividend represents the 108th consecutive quarterly cash dividend to be paid by the Company.

     The Company's nationwide industrial bank, Fremont Investment & Loan, reported record pre-tax income of $110,715,000 for the third quarter of 2003, as compared to $68,045,000 for the third quarter of 2002. As of September 30, 2003, Fremont Investment & Loan, with approximately $8.4 billion in assets, had over $5.8 billion in FDIC-insured deposits and is classified as "well capitalized" with a total Risk-Based Capital ratio of 13.12%.

RESIDENTIAL REAL ESTATE LENDING

     Residential real estate loan originations totaled $3.92 billion during the third quarter of 2003, up from $1.75 billion during the third quarter of 2002. The net gain on the sale of residential real estate loans during the third quarter of 2003 totaled $62.0 million on net whole loan sales and securitizations of $2.78 billion, as compared to a net gain of $54.9 million on net whole loan sales of $1.65 billion during the third quarter of 2002. The Company completed its own securitization of $561.6 million of residential real estate loans during the third quarter of

2003. In addition, the Company has put in place two separate warehouse lines of credit, totaling $1 billion, to facilitate the funding needs of the growth in residential real estate origination volume. The Company's monthly residential real estate loan production has continued to surpass the $1 billion level since July 2003 and it is expected that total residential real estate loan production in the fourth quarter of 2003 will be at or above the record level achieved during the third quarter of 2003.


COMMERCIAL REAL ESTATE LENDING

     Commercial real estate loans receivable, before the allowance for loan losses, totaled approximately $4.03 billion at September 30, 2003, as compared to $3.64 billion at September 30, 2002. Loan amounts funded for originations and existing loan advances increased to $621.9 million during the third quarter of 2003, up from $436.0 million during the third quarter of 2002. Non-performing commercial real estate assets (non-accrual loans and foreclosed real estate) totaled $118.3 million at September 30, 2003, up from $71.2 million as of September 30, 2002. Net loan charge-offs for the commercial real estate portfolio increased during the third quarter of 2003 to $13.4 million from $5.8 million during the third quarter of 2002. The annualized net charge-off ratio for the nine month period ending September 30, 2003 for the commercial real estate loan portfolio was 1.17%, as compared with a ratio of 0.87% for all of 2002. The Company continues to actively manage its commercial real estate portfolio and currently has under contract to sell $31.3 million of its September 30, 2003 non-performing assets. These asset sales are expected to close during the fourth quarter of 2003 with total net proceeds at or above the $31.3 million. The Company is also currently in negotiations to sell an additional $47.3 million of its September 30, 2003 commercial real estate non-performing assets with the expectation of realizing net proceeds at or above the $47.3 million.


NET INTEREST INCOME AND ASSET QUALITY

     o Net interest income for financial services increased to $100.2 million during the third quarter of 2003, as compared to $71.9 million during the third quarter of 2002. The net interest margin, as a percentage of interest-earning assets, increased to 5.34% during the third quarter of 2003, as compared to 5.08% during the third quarter of 2002.

     o Non-performing assets (non-accrual loans and foreclosed real estate) increased to $140.2 million as of September 30, 2003 from $99.3 million at September 30, 2002. Accruing loans past due 90 days or more were $6.2 million at September 30, 2003.

     o Total net loan charge-offs increased during the third quarter of 2003 to $13.5 million from $10.8 million during the third quarter of 2002. The $13.5 million was essentially all attributable to net charge-offs in the commercial real estate loan portfolio, which is reflective of the economic conditions present in many of the markets that we serve, but is within management's expectations during the current phase of the economic cycle for this lending operation.

     o The allowance for loan losses, as a percentage of total loans receivable, was 4.46% at September 30, 2003. Management believes that this level of allowance provides considerable support to the Company's balance sheet and, as of September 30, 2003, the allowance for loan losses was 155.4% of the total non-performing assets in the portfolio.


     Fremont General Corporation is an industrial bank holding company and its common stock is traded on the New York Stock Exchange under the symbol "FMT". Fremont Investment & Loan provides nationwide commercial and residential real estate lending through its 14 regional offices (nine commercial and five residential) and does so primarily on a first mortgage or first trust deed basis. As of September 30, 2003, Fremont Investment & Loan had commercial real estate loans in its portfolio located in 41 states and during the third quarter of 2003, it originated residential real estate loans in 45 states.

     This news release may contain "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and the Company's currently reported results are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. These statements and the Company's reported results are not guarantees of future performance and there can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially and adversely from the Company's projected or reported results as a result of significant risks, uncertainties and assumptions that are difficult to predict, including:
(i) changes in the interest rate environment, (ii) changes in general and specific economic conditions and trends, (iii) changes in asset and loan valuations and the costs of originating loans, (iv) changes in the volume of loans originated, loans sold, the pricing of existing and future loans, and the premiums realized upon the sale of such loans, (v) access to the necessary capital resources to fund loan originations and the condition of the whole loan sale and securitization markets, (vi) the impact of changes in the commercial and residential real estate markets, (vii) the effect of litigation, state and federal legislation and regulations, and regulatory actions, (viii) the collectibility, and timing thereof, of loan balances, and any adverse development of, and the variability in determining, the allowance for loan losses, (ix) the ability to utilize the net tax operating loss carryforwards currently held, and (x) other events and factors beyond our control. For a more detailed discussion of risks and uncertainties, see the Company's public filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

--------------------------------------------------------------------------------

o Fremont General will host an investor conference call to discuss the Company's results. The call will begin at 1:00 p.m. (ET) on October 29, 2003.

o The call will be webcast live on the Internet at http://www.fulldisclosure.com. Go to the web site at least 15 minutes before the event to download and install any necessary audio software. The webcast will be archived until October 29, 2004.

o To listen to the live call by telephone, dial 706/634-1256 ten minutes before the start time. The telephone replay will be archived until November 5th at 706/645-9291 - use Conference ID 3224029.

o The Company's periodic reports as filed with the Securities and Exchange Commission can be accessed at http://www.sec.gov.



                                  Page 3 0f 6

FREMONT GENERAL CORPORATION                              SELECTED FINANCIAL DATA
(THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)




                                                                           THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                             SEPTEMBER 30TH                SEPTEMBER 30TH
                                                                       -------------------------      -------------------------
                                                                         2003             2002           2003            2002
                                                                       ---------       ---------      ---------       ---------


CONSOLIDATED STATEMENT OF OPERATIONS:

Pre-tax income:
  Financial services ...............................................   $ 110,715       $  68,045      $ 293,975       $ 164,328
  Corporate and other interest expense .............................     (16,243)        (15,862)       (49,092)        (42,132)
                                                                       ---------       ---------      ---------       ---------
Total pre-tax income from continuing operations ....................      94,472          52,183        244,883         122,196
Provision for income taxes .........................................     (38,979)        (21,687)      (101,027)        (50,105)
                                                                       ---------       ---------      ---------       ---------
Net income from continuing operations ..............................      55,493          30,496        143,856          72,091
Discontinued insurance operations ..................................           -               -         44,308               -
                                                                       ---------       ---------      ---------       ---------
Net income .........................................................   $  55,493       $  30,496      $ 188,164       $  72,091
                                                                       =========       =========      =========       =========

PER SHARE DATA:
  BASIC:
    Net income from continuing operations ..........................   $    0.79       $    0.45      $    2.06       $    1.08
    Discontinued insurance operations ..............................           -               -           0.63               -
                                                                       ---------       ---------      ---------       ---------
    Net income .....................................................   $    0.79       $    0.45      $    2.69       $    1.08
                                                                       =========       =========      =========       =========

  DILUTED:
    Net income from continuing operations ..........................   $    0.73       $    0.41      $    1.91       $    1.00
    Discontinued insurance operations ..............................           -               -           0.59               -
                                                                       ---------       ---------      ---------       ---------
    Net income .....................................................   $    0.73       $    0.41      $    2.50       $    1.00
                                                                       =========       =========      =========       =========

  WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic ...........................................................      70,301          67,292         69,915          66,697
   Diluted .........................................................      75,915          73,967         75,440          72,416

  CASH DIVIDENDS DECLARED PER COMMON SHARE .........................   $    0.04       $    0.02      $    0.12       $    0.06




  STOCKHOLDERS' EQUITY PER SHARE AT PERIOD-END .....................                                  $    7.85          $ 5.88



  SHARES OUTSTANDING AT PERIOD-END .................................                                     75,937          75,172





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


FREMONT GENERAL CORPORATION                              SELECTED FINANCIAL DATA
(THOUSANDS OF DOLLARS)

                                                                          THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                            SEPTEMBER 30TH                    SEPTEMBER 30TH
                                                                         2003            2002              2003           2002
                                                                     -----------      -----------       -----------    ----------
FINANCIAL SERVICES

Interest and fee income on loans .................................   $   137,375      $   111,309      $   380,400     $   317,621
Interest income on investment securities .........................           884            1,011            3,200           2,714
                                                                     -----------      -----------      -----------     -----------
   Total interest income .........................................       138,259          112,320          383,600         320,335
Interest expense .................................................        38,020           40,393          113,500         118,888
                                                                     -----------      -----------      -----------     -----------
   Net interest income ...........................................       100,239           71,927          270,100         201,447
Provision for loan losses ........................................        29,407           33,764           79,936          70,188
                                                                     -----------      -----------      -----------     -----------
   Net interest income after provision for loan losses ...........        70,832           38,163          190,164         131,259
Net gain on:
  Sales and securitizations of residential real estate loans .....        62,047           54,914          151,519          96,149
  Sale of residual interests in securitizations ..................             -                -           17,503               -
Non-interest income ..............................................         6,030            3,750           20,452          11,792
Non-interest expense .............................................       (28,194)         (28,782)         (85,663)        (74,872)
                                                                     -----------      -----------     ------------     -----------
Pre-tax income ...................................................   $   110,715      $    68,045      $   293,975     $   164,328
                                                                     ===========      ===========      ===========     ===========


Average net interest-earning assets (NEA) ........................   $ 7,442,400      $ 5,618,431      $ 6,805,080     $ 5,290,958
  As a percentage of NEA:
   Total interest income .........................................          7.37%            7.93%            7.54%           8.09%
   Interest expense ..............................................          2.03%            2.85%            2.23%           3.00%
                                                                     -----------      -----------      -----------     -----------
   Net interest income ...........................................          5.34%            5.08%            5.31%           5.09%
                                                                     ===========      ===========      ===========     ===========

Loan fundings and advances:
   Commercial real estate ........................................   $   621,900      $   436,000      $ 1,811,200     $ 1,233,000
   Residential real estate .......................................     3,915,300        1,747,100        9,163,800       4,612,100
Residential real estate loans sold and securitized ...............     2,783,800        1,648,800        7,313,400       3,818,000

Ratio of net charge-offs to average loans receivable .............          1.19%            1.04%            1.06%           1.12%


FREMONT GENERAL CORPORATION                              SELECTED FINANCIAL DATA
(THOUSANDS OF DOLLARS)


FINANCIAL SERVICES (CONTINUED)





                                                                       SEPT 30          JUNE 30          DEC 31          SEPT 30
                                                                         2003             2003            2002             2002
                                                                     -----------      -----------     ------------     -----------

Loans receivable (portfolio) .....................................   $ 4,645,112      $ 4,288,265      $ 4,137,885     $ 4,109,241
Allowance for loan losses ........................................       207,038          191,105          161,190         137,629
Allowance for loan losses to loans receivable ....................          4.46%            4.46%            3.90%           3.35%
Allowance for loan losses to NPA (excludes HFS) ..................         155.4%           162.7%           164.8%          155.3%


Residential real estate loans held for sale (HFS) ................   $ 3,093,788      $ 2,188,274      $ 1,673,145     $ 1,229,572


Non-performing assets (NPA):
   Loans receivable related:
     Non-accrual loans:
       Commercial real estate ....................................   $    81,845      $    82,134      $    70,031     $    68,231
       Residential real estate ...................................         7,246            6,897            5,600           5,328
       Syndicated commercial loans ...............................         6,854            6,854           11,239          11,663
                                                                     -----------      -----------      -----------     -----------
                                                                          95,945           95,885           86,870          85,222
     Foreclosed real estate (REO):
       Commercial real estate ....................................        36,426           20,962           10,598           2,999
       Residential real estate ...................................           856              602              315             425
                                                                     -----------      -----------      -----------     -----------
                                                                          37,282           21,564           10,913           3,424
                                                                     -----------      -----------      -----------     -----------
     Total NPA - Loans receivable ................................       133,227          117,449           97,783          88,646

   HFS related:
     Non-accrual loans ...........................................         5,957            5,287            6,709           5,312
     Foreclosed real estate (REO) ................................           971            1,348            2,850           5,304
                                                                     -----------      -----------      -----------     -----------
     Total NPA - HFS .............................................         6,928            6,635            9,559          10,616
                                                                     -----------      -----------      -----------     -----------
   Total NPA .....................................................   $   140,155      $   124,084      $   107,342     $    99,262
                                                                     ===========      ===========      ===========     ===========

Accruing loans past due 90 days or more ..........................   $     6,163          $ 2,322      $         -     $     1,095
NPA to loans receivable, loans HFS and REO .......................          1.80%            1.91%            1.84%           1.86%
NPA (excluding loans HFS) to loans receivable and REO ............          2.84%            2.72%            2.36%           2.15%




o    Loans receivable do not include loans designated as held for sale and are stated before the allowance for loan losses.
o    The average NEA includes loan receivables and loans designated as held for sale (including loans on non-accrual status), and investment securities.
o    Average loans receivable for calculating the net charge-off ratio do not include loans designated as held for sale.
o    The ratio of net charge-offs to average loans receivable is an annualized ratio.
o    Accruing loans past due 90 days or more may include loans that are contractually past maturity but continue to make interest payments.
o    Loans held for sale are residential real estate loans valued at the lower of cost or market.

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